ROYALTY AGREEMENT

        THIS ROYALTY AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2006 (the “Effective Date”), by and between Auriga Laboratories, Inc., a Delaware corporation (the “Company”), and Collard Family Limited Partnership, a Nevada limited partnership (“Collard”).

RECITALS

        WHEREAS, Auriga Laboratories, Inc., a privately-held corporation organized under the laws of the State of Delaware (“Auriga Labs–Private”), issued to Collard that certain Unsecured Subordinated Promissory Note, dated as of December 15, 2005, in the principal amount of Two Million Two Hundred Twenty-five Thousand Dollars ($2,225,000.00), which note expires on or about January 2, 2009 (the “Note”);

        WHEREAS, on May 17, 2006, Auriga Labs–Private merged with and into the wholly-owned subsidiary of Multi-Link Telecommunications, Inc., a publicly-held corporation organized under the laws of the State of Colorado (“Multi-Link”), which resulted in Auriga Labs–Private becoming the wholly-owned subsidiary of Multi-Link;

        WHEREAS, on July 11, 2006, Multi-Link redomesticated to the State of Delaware and changed its name to that of Auriga Laboratories, Inc. and, following such merger and redomestication and pursuant to the terms thereof, assumed the rights and obligations of Auriga Labs–Private under the Note;

        WHEREAS, pursuant to Section 8 of the Note, and in order to assist the Company in the conduct of its business operations, Collard hereby agrees to cancel the Note in exchange for payments by the Company to Collard and other obligations as contemplated in this Agreement;

        WHEREAS, the Company and Collard desire to enter into this Agreement to set forth the terms and conditions upon which the Company will make the payments contemplated hereunder to Collard.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
ROYALTY PAYMENT

        1.1.    Royalty Fees. In consideration of the full payment and cancellation of the Note on the terms set forth herein, subject to the provisions of Article IV hereof, the Company shall pay to Collard a royalty fee at a rate equal to four percent (4%) of the Net Sales actually received by the Company (or any other company or entity owned or controlled directly or indirectly by the Company) from making, using, selling or offering for sale any product (the “Product”) included in the Company’s Extendryl® product line to a third party, including, without limitation, the pre-tax income actually received by the Company (or any other company or entity owned or controlled directly or indirectly by the Company) from such third party thereafter selling, licensing or sublicensing the Product Line (as defined below) for any use or application whatsoever (including applications or uses in a licensed physician or doctor’s office) (collectively, the “Royalty Fee”); except that no Royalty Fee shall be due or payable for free, or nominally-priced, samples distributed by the Company to physicians or sales representatives (whether employed by the Company or otherwise).

        1.2.    Minimum Annual Royalty Fee; Maximum Annual Royalty Fee. Subject to the provisions of Article IV hereof: (a) the minimum Royalty Fee payable by the Company to Collard hereunder in any calendar year during the Term (as defined below) shall be One Hundred Thousand Dollars ($100,000.00) (the “Minimum Annual Royalty Fee”); and (b) the maximum Royalty Fee payable by the Company to Collard hereunder in any calendar year during the Term shall be Five Hundred Thousand Dollars ($500,000.00) (the “Maximum Annual Royalty Fee”). It is the parties’ intention that the Minimum Annual Royalty Fee and the Maximum Annual Royalty Fee shall be prorated for any partial or incomplete annual period as contemplated herein.

        1.3.    Payment. Subject to Section 1.2 and Article IV hereof, the Royalty Fees shall be payable in cash by the Company to Collard quarterly (with a minimum quarterly amount of $25,000) on or before the thirtieth (30th) day following each calendar quarter, beginning with a payment following the last calendar quarter of 2006. Each payment shall be accompanied by reasonably detailed description of the calculation of the Royalty Fees then payable. Notwithstanding the foregoing, Company and Collard agree that the payment of quarterly Royalty Fees by Company to Collard due under this Section 1.3 for the last calendar quarter of 2006, shall be due and payable in cash on or before February 15, 2007.

        1.4.    Definitions.

(a) For the purposes of this Agreement, “Product Line” shall mean and refer to all products and lines of Product existing now or hereafter during the Term, including, but not limited to, all existing SKUs and re-formulations, re-packaging and re-marketing of any of the foregoing in any nature or form whatsoever. “Product Line” specifically includes any generic equivalent or any other product with a formulation substantially similar to any product that is in the Company’s Extendryl® line at any time during the Term or that is marketed by Rivers Edge, Auriga’s generic partner; provided, however, that “Product Line” shall specifically exclude the Company’s Levall® products and their generic equivalents marketed by the Company or Rivers Edge.

(b) For the purposes of this Agreement, “Net Sales” shall mean the amount invoiced by the Company (or any other company or entity owned or controlled directly or indirectly by the Company) for sales of the Product Line, less: (i) quantity and/or cash discounts from the gross invoice price which are actually taken; (ii) freight, postage and insurance included in the invoice price; (iii) amounts repaid or credited by reasons of rejections or return of goods, (iv) third-party rebates and chargebacks actually repaid or credited, (v) invoiced customer duties and sales taxes (excluding income, value-added and similar taxes), if any, actually paid; and (vi) adjustments taken as a result of payments made hereunder that are duplicative of payments made by the Company or any other company or entity owned or controlled directly or indirectly by the Company to Collard (it being the intention of the parties that Collard shall have no have right to duplicate or multiple payments for the same sale).

(c) For the purposes of this Agreement, the phrase “making, using, selling or offering for sale” (or words of similar import) shall mean the revenue directly generated and received by the Company from making, using, selling or offering for sale the Product Line to a third party that is in direct privity of contract with the Company (or an affiliate thereof) or with sales representatives expressly authorized by the Company to sell Product from the Product Line.

ARTICLE II
FDA ACTION

        In the event that the U.S. Food and Drug Administration (or any successor or designee thereof, the “FDA”) acts to restrict any Product in the Product Line from sale or distribution in the United States (an “FDA Action”), and if such FDA Action directly results in the failure of the Product Line to generate Net Sales sufficient to equal the Minimum Annual Royalty Fee in any year during the Term, the Company shall, irrespective of its actual Net Sales of the Product Line: (a) continue to pay in cash to Collard on a quarterly basis the Minimum Annual Royalty Fee for a period of four years and thereafter pay in cash to Collard on a quarterly basis two times the amount of the Minimum Annual Royalty Fee; and (b) issue to Collard that number of fully-paid, non-assessable restricted shares of common stock of the Company equal to One Hundred Thousand Dollars ($100,000.00), with such shares to be valued as of the date of issuance by the Company to Collard (collectively, sub-clauses (a) and (b) are referred to hereinafter as the “FDA Fees”). The FDA Fees shall be paid: (x) no later than fifteen (15) days following the anniversary of such FDA Action then in effect; (y) only during the Term; and (z) only once during the twelve (12) month period in which such FDA Action is in effect; provided that, if the FDA later rescinds an applicable FDA Action (whether by notice to the Company directly or by other action), the Company shall no longer be obligated to pay the FDA Fees as of the effective time of such rescission. It is the parties’ intention that the FDA Fees shall be prorated for any partial or incomplete period as contemplated herein.

ARTICLE III
ASSIGNMENT

        The Company shall not assign, transfer or otherwise delegate its rights and obligations under this Agreement to another party without Collard’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such purported assignment, transfer or delegation, without Collard’s prior written consent, shall be null and void; provided, however, that the Company shall have the right to assign this Agreement without the consent of Collard, and all of its rights and obligations hereunder, to another party that acquires or succeeds to all or substantially all of the Product Line or the Company’s business and goodwill; provided further, however, that such assignment shall not become effective unless and until the Company and such assignee have notified Collard in writing that such assignee agrees to be bound, in all respects, by the terms and conditions of this Agreement. Collard may not assign, transfer, pledge or otherwise delegate its rights under this Agreement without Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE IV
TERM

        The term of this Agreement (“Term”) shall begin on January 1, 2007 and shall end upon the payment to Collard by the Company (or its successor, assigns or affiliates) of Royalty Fees, and FDA Fees (if applicable), of an amount equaling or exceeding Four Million Dollars ($4,000,000.00). Thereafter, neither party (or their respective successor, assigns or affiliates) shall have any further obligation hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby makes the following representations and warranties to Collard, each of which is true and correct on the date hereof:

        5.1.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. There are no bankruptcy, insolvency or similar proceedings pending, or to its knowledge, being contemplated or threatened, against it.

        5.2.     The Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. No corporate act or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for such acts and proceedings as have been taken and completed prior to the date hereof. The Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are accurate and complete in all material respects.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF COLLARD

        Collard hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof:

        6.1.     Collard is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada. There are no bankruptcy, insolvency or similar proceedings pending, or to its knowledge, being contemplated or threatened, against it.

        6.2.     Collard is the current holder of the Note and has not assigned, transferred or otherwise encumbered the Note. Collard has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. No corporate act or proceeding on the part of Collard is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such acts and proceedings as have been taken and completed prior to the date hereof.

ARTICLE VII
DEFAULT

        A party shall be in default under this Agreement, in each case, as applicable, if any of the following shall occur:

        7.1.     The Company shall fail to make any Royalty Fee or FDA Fee payment when due hereunder; or

        7.2.     Either party shall otherwise breach any term of this Agreement.

        If any of the foregoing events of default shall occur and is not cured within sixty (60) days after the giving of written notice thereof to the defaulting party (or ten (10) days in the case of a failure to make a required payment when due), the other party shall be entitled to terminate this Agreement and pursue any and all claims for damages. Without limiting the generality of the foregoing, if the Company shall fail to make any Royalty Fee or FDA Fee payment when due hereunder and shall not timely cure such failure, then (a) the remaining balance of the Royalty Fees and FDA fees shall be immediately due and payable and (b) such amount shall immediately begin accruing interest at the lesser of eight percent (8%) per annum or the maximum rate permitted by law. For this purpose, the remaining balance means the remainder of Four Million Dollars ($4,000,000.00) less the amounts previously paid to Collard under this Agreement. In such event, Collard may elect, in its sole discretion, for all or a portion of the amount due to be paid in the form of capital stock of the Company as follows: one share of common stock for each $0.74965 (or fraction thereof) payable hereunder. The foregoing ratio shall be adjusted to take into account any stock split, consolidation, dividend or other adjustment to the capital stock of the Company after the date of this Agreement.

ARTICLE VIII
MISCELLANEOUS

        8.1.    Cancellation of Note. In consideration for the right to the payments given hereunder by the Company to Collard, and notwithstanding anything herein or elsewhere to the contrary, Collard acknowledges and agrees that the Note is hereby cancelled concurrent with the execution of this Agreement and no further payments (whether interest, principal or penalty) shall be due thereunder. Within a reasonable period of time after the execution of this Agreement, Collard shall either deliver, or caused to be delivered, to the Company the originally-executed Note, which Note shall be cancelled by the Company upon receipt or shall provide evidence reasonably satisfactory to the Company that the Note has been lost or destroyed.

        8.2.    Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties to be charged with the amendment.

        8.3.    Waiver. No waiver, forbearance or failure by either party of its right to enforce any provision of this Agreement will constitute a waiver or estoppel of such party’s right to enforce any other provision of this Agreement or such party’s right to enforce such provision in the future. Except as expressly set forth herein, the rights and remedies provided in this Agreement or otherwise available under applicable law shall be cumulative.

        8.4.    Further Assurances. Each of the parties hereto shall execute such additional documents and instruments, and take such further action as may be reasonably required or desirable to carry out the provisions hereof.

        8.5.    Successor and Assigns. The covenants, agreements, terms and conditions contained in this Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective permitted successors and assigns.

        8.6.    Severability. In the event a court of competent jurisdiction determines any one or more of the provisions contained in this Agreement to be invalid, illegal or unenforceable, this Agreement shall be construed so that the remaining provisions contained herein shall not in any way be affected thereby but shall remain in full force and effect, and any such invalid, illegal or unenforceable provision(s) shall be deemed, without further action by any person or entity, to be modified and/or limited to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

        8.7.    Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Section” refer to the corresponding Article or Section of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

        8.8.    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto by virtue of having drafted this Agreement or otherwise.

        8.9.    Arbitration. This Agreement and its performance shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. In the event of a dispute or difference relating to or in connection with this Agreement, the parties to the dispute shall each appoint one nominee/representative who shall discuss in good faith to resolve such dispute or difference. In the event such dispute or difference is not settled within fifteen (15) days from the appointment of the nominee/representative, it shall be referred to arbitration in accordance with this Section 8.9. All disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The tribunal shall consist of three (3) arbitrators. Each party shall appoint one (1) arbitrator and the third (3rd) arbitrator shall be appointed in accordance with the rules of the AAA. The parties shall equally share the costs of the arbitral tribunal’s fees, but shall bear the costs of their own legal counsel engaged for the purposes of the arbitration. The award of the arbitral tribunal shall be final, conclusive and binding upon the parties, and the parties shall be entitled (but not obliged) to enter judgment thereon in any one or more of the highest courts having jurisdiction. The parties agree that such enforcement shall be subject to the provisions of the AAA and neither party shall seek to resist the enforcement of any award in the State of California or elsewhere on the basis that the award is not subject to such provisions. The award rendered shall apportion the costs of the arbitration. The parties further agree that the arbitrators shall also have the power to decide on the costs and reasonable expenses (including reasonable fees of its counsel) incurred in the arbitration and award interest up to the date of the payment of the award. When any dispute is referred to arbitration, except for the matters under dispute, the parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement. The provisions of this Section 8.9 shall survive the termination of this Agreement.

        8.10.    Attorneys’ Fees. In the event of the brining of any action by either party hereto against the other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees.

        8.11.    Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, each of the parties shall bear its own expenses and the fees and expenses of its counsel and other agents in connection with the transactions contemplated hereby.

        8.12.    Notices. All necessary notices, demands, requests and other communications required or permitted to be given hereunder shall in every case be in writing and shall be: (a) delivered personally; (b) sent by registered or certified mail, in all such cases with postage prepaid, return receipt requested; (c) delivered by a recognized overnight courier service, airbill prepaid, designated for next business day delivery; or (d) sent by electronic facsimile, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Company:	Auriga Laboratories, Inc. 5555 Triangle Parkway, Suite 300 Norcross, Georgia 30092 Attn: Philip S. Pesin Facsimile: (678) 282 - 1700

If to Collard:	Collard Family Limited Partnership 107 Tellingwood Drive Morrisville, North Carolina 27560 Attn: Craig Collard Facsimile: (___) ___-____

        Such communications shall be deemed delivered: (w) if personally delivered, upon actual receipt; (x) if sent by registered or certified mail, postage prepaid, return receipt requested, as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; (y) if sent by overnight courier pursuant to this Section, upon receipt; and (z) if sent by electronic facsimile, the next business day after such facsimile is transmitted to the facsimile number specified in this Section and evidence of receipt is received by the sending machine. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        8.13.    Preamble; Recitals. The Recitals set forth in the Preamble hereto are hereby incorporated and made a part of this Agreement.

        8.14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

AURIGA LABORATORIES, INC.,	COLLARD FAMILY LIMITED PARTNERSHIP,
a Delaware corporation	a Nevada limited partnership
By: /s/ Philip S. Pesin	By: /s/ Craig Collard
Name: Philip S. Pesin	Name: Craig Collard
Title: Chief Executive Officer	Title: General Partner

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